Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-50584, 333-111520 and 333-158959) on Form S‑8 of Radisys Corporation of our report dated June 23, 2016, with respect to the statements of net assets available for benefits of the Radisys Corporation 401(k) Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule of assets (held at end of year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the Radisys Corporation 401(k) Savings Plan.

/s/ Kieckhafer Schiffer & Company LLP

Portland, Oregon
June 23, 2016

18